Exhibit 99.1

Credit Acceptance
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

Date: June 16, 2022

Investor Relations: Douglas W. Busk
Chief Treasury Officer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Nasdaq Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES COMPLETION OF
$350.0 MILLION ASSET-BACKED FINANCING AND
EXTENSION OF $300.0 MILLION REVOLVING SECURED WAREHOUSE FACILITY

Southfield, Michigan – June 16, 2022 – Credit Acceptance Corporation (Nasdaq: CACC) (the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) announced today the completion of a $350.0 million asset-backed non-recourse secured financing (the “Financing”). Pursuant to this transaction, we contributed loans having a value of approximately $437.6 million to a wholly-owned special purpose entity which will transfer the loans to a trust, which will issue four classes of notes:

Note Class	Amount	Average Life	Price	Interest Rate
A	$184,850,000	2.51 years	99.97752%	4.60%
B	$65,310,000	3.19 years	99.99521%	4.95%
C	$78,950,000	3.64 years	99.99721%	5.70%
D	$20,890,000	3.83 years	99.99104%	6.63%

The Financing will:
•have an expected annualized cost of approximately 5.4% including the initial purchasers’ fees and other costs;
•revolve for 24 months after which it will amortize based upon the cash flows on the contributed loans; and
•be used by us to repay outstanding indebtedness and for general corporate purposes.

We will receive 4.0% of the cash flows related to the underlying consumer loans to cover servicing expenses. The remaining 96.0%, less amounts due to dealers for payments of dealer holdback, will be used to pay principal and interest on the notes as well as the ongoing costs of the Financing. The Financing is structured so as not to affect our contractual relationships with our dealers and to preserve the dealers’ rights to future payments of dealer holdback.

The notes have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release does not and will not constitute an offer to sell or the solicitation of an offer to buy the notes. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

Additionally, we announced today that we extended the date on which our $300.0 million revolving secured warehouse facility will cease to revolve from November 17, 2023 to May 20, 2025. There were no other material changes to the terms of the facility.

As of June 16, 2022, we did not have a balance outstanding under the revolving secured warehouse facility.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has offered financing programs that enable automobile dealers to sell vehicles to consumers, regardless of their credit history. Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our financing programs, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase vehicles or they purchase unreliable ones. Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the Nasdaq stock market under the symbol CACC.  For more information, visit creditacceptance.com.